EXECUTION COPY

AMENDMENT NO. 1

AMENDMENT NO. 1 (this "Amendment") dated as of June 18, 2012 to the Credit Agreement dated as of May 21, 2012 (the "Credit Agreement"), among GARRISON FUNDING 2012-1 LLC, a limited liability company organized under the law of the State of Delaware, as borrower (the "Borrower"), VERSAILLES ASSETS LLC, as Class A-R Lender, Class A-T Lender and Swingline Lender (the "Lender"), NATIXIS, NEW YORK BRANCH, as administrative agent (in such capacity, the "Administrative Agent"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent and custodian (in such capacity, the "Collateral Agent").

The Borrower and the Lender wish to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Amendment. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

(a) Concentration Limitations. Clause (m) in the definition of "Concentration Limitations" in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

"(m) not more than 30% consist of Collateral Loans that (1) (i) have a Moody's Rating below "B3" or (ii) are in the process of receiving a credit estimate from Moody's and (2) have an Obligor with a trailing twelve month EBITDA of less than $10,000,000; provided that Collateral Loans that receive a credit estimate from Moody's equal to or above "B3" will be excluded from such 30% limitation once such credit estimate is received;".

(b) EBITDA. The definition of "EBITDA" in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

"'EBITDA' means with respect to an Obligor of a Collateral Loan, for any period, the net income of such Obligor plus the sum of interest, taxes, depreciation, and amortization, with such adjustments as the Collateral Manager determines to be appropriate in accordance with the Servicing Standard, in each case for such period."

(c) Low EBITDA Loans. The following new defined term is hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

Amendment No. 1

"'Low EBITDA Loan' means a Collateral Loan whose Obligor has a trailing twelve month EBITDA that is less than $12,500,000 at the time of the acquisition of such Collateral Loan by the Borrower."

(d) Market Value. The definition of "Market Value" in Section 1.1 of the Credit Agreement is hereby amended by adding the following language after the comma after the word "means" in the first line thereof: "as of any date of determination,".

(e) Second Lien Loans. The definition of "Second Lien Loan" in Section 1.1 of the Credit Agreement is hereby amended by (i) adding the following clause (d) immediately before the period at the end of such definition, (ii) moving the word "and" from immediately after the end of clause (b) of such definition to immediately after the end of clause (c) of such definition and (iii) adding ";" immediately after the last word of clause (b) of such definition and immediately after the word "interests" of clause (c) of such definition:

"(d) is not a Low EBITDA Loan".

(f) Disbursement of Funds from Payment Account.

(i) Section 9.1(a)(i) of the Credit Agreement is hereby amended by adding a new clause (M) after clause (L) reading in its entirety as follows:

"(M) if on such Quarterly Payment Date there is a Default or an Event of Default (each as defined in the applicable Underlying Instrument) (or any comparable event that permits an acceleration or an enforcement of remedies against an Obligor) under any Low EBITDA Loan or any Low EBITDA Loan is a Defaulted Loan, in each case, all remaining Interest Proceeds are to be applied as Principal Proceeds under Section 9.1(a)(ii) up to the amount equal to the difference between the acquisition price of such Low EBITDA Loan and its Market Value at such time (assuming that such acquisition price is greater than such Market Value); provided that (1) for purposes of this clause (M), the Market Value may not be determined pursuant to clause (d) of the definition thereof, (2) there shall be no obligation under this clause (M) to apply as Principal Proceeds any amount in excess of the difference between the acquisition price of any such Low EBITDA Loan and its lowest Market Value as of any Quarterly Payment Date and (3) for the avoidance of doubt, any subsequent increase in such Market Value shall not have any impact on, or result in any right to recoup, any prior payments made under this clause (M); and".

In connection with such amendment pursuant to this clause (f)(i), (i) the word "and" at the end of clause (L) of Section 9.1(a)(i) of the Credit Agreement is deleted, (ii) the original clause "(M)" of Section 9.1(a)(i) of the Credit Agreement is redesignated as clause "(N)" and (iii) in Section 8.2(e) of the Credit Agreement, the reference to Section "9.1(a)(i)(M)" is replaced with "9.1(a)(i)(N)".

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(ii) Section 9.1(a)(i) of the Credit Agreement is hereby amended by adding the following language immediately before the period at the end of clause (N)(2):

"; provided that, for the avoidance of doubt, pursuant to clause (N)(2)(ii) above, the Overcollateralization Ratio shall be calculated without giving effect to any payments made pursuant to clause (M) above".

(g) Exhibit E to Credit Agreement – Scope of Collateral Report. Exhibit E to the Credit Agreement is hereby amended by adding the following item 16 at the end thereof:

"16. For each Low EBITDA Loan

a. The acquisition price
b. The Market Value (which may not be determined pursuant to clause (d) of the definition thereof)
c. Whether (i) there is a Default or Event of Default (each as defined in the applicable Underlying Instrument) (or any comparable event that permits an acceleration or an enforcement of remedies against an Obligor) thereunder and (ii) it is a Defaulted Loan
d. The amount that has been paid pursuant to Section 9.1(a)(i)(M) in respect of each such Collateral Loan".

Section 3. Representations and Warranties. The Borrower represents and warrants to the Lender that (a) after giving effect to this Amendment, (i) the representations and warranties set forth in Article IV of the Credit Agreement, and in each of the other Loan Documents, are true and correct in all material respects on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct in all material respects as of such specific date), and as if each reference in said Article IV to "this Agreement" included reference to this Amendment and (ii) no Default or Event of Default has occurred and is continuing and (b) each member of the Board has received prior notice of this Amendment and each such member has provided its written approval of this Amendment.

Section 4. Conditions Precedent.

The amendment set forth in Section 2 hereof shall become effective, as of the date hereof, upon the receipt by the Administrative Agent of:

(i) counterparts of this Amendment executed by the Borrower, the Lender, the Collateral Agent and the Administrative Agent; and

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(ii) evidence satisfactory to the Administrative Agent that Moody's shall have received written notice of the amendment to the Credit Agreement set forth herein (it being understood that, pursuant to clause (ii) of the proviso in the definition of "Rating Condition" in Section 1.1 of the Credit Agreement, the Rating Condition will not be required with respect to this Amendment if the Agents and all of the Lenders provide their written approval of this Amendment as evidenced by the executed counterparts of this Amendment).

Section 5. Ratings. Notwithstanding anything contained in this Amendment, in the event the rating of any Class of Loans provided by Moody's is reduced or withdrawn as a result of this Amendment, this Amendment will be deemed repealed at such time and the Credit Agreement will be deemed restored to its form immediately prior to this Amendment.

Section 6. Direction of Collateral Agent. The Lender hereby authorizes and directs the Collateral Agent to execute and enter into this Amendment and perform its duties and obligations set forth in this Amendment and the Credit Agreement as amended hereby.

Section 7. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Credit Agreement as amended hereby.

[signature pages follow]

Amendment No. 1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Credit Agreement to be duly executed and delivered as of the date first above written.

GARRISON FUNDING 2012-1 LLC,
as Borrower

By:	/s/ Spencer Raymond
Name:	Spencer Raymond
Title:	Chief Financial Officer

VERSAILLES ASSETS LLC,
as Class A-R Lender, Class A-T Lender and Swingline Lender

By:	/s/ David V. DeAngelis
Name:	David V. DeAngelis
Title:	Vice President

By:	/s/ Bernard J. Angelo
Name:	Bernard J. Angelo
Title:	Senior Vice President

NATIXIS, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Lorraine A. Medvecky
Name:	Lorraine A. Medvecky
Title:	Managing Director

By:	/s/ David Duncan
Name:	David Duncan
Title:	Managing Director

Signature Page to Amendment No. 1

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent and Custodian

By:	/s/ Stephen T. Hessler
Name:	Stephen T. Hessler
Title:	Director

By:	/s/ Rick Kohlmeyer
Name:	Rick Kohlmeyer
Title:	Vice President

Signature Page to Amendment No. 1